The information contained in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to the securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(7)
 Registration Statement No. 333-259511
SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 2026
PRELIMINARY PROSPECTUS SUPPLEMENT
(to Prospectus dated September 22, 2021)
2,337,323 Shares
CPI Card Group Inc.
COMMON STOCK
The selling stockholders identified in this prospectus supplement are offering 2,337,323 shares of our common stock. We will not receive any proceeds from the sale of shares held by the selling stockholders.
Our common stock is traded on the Nasdaq Global Market under the symbol “PMTS.” On September 9, 2026, the closing sale price of our common stock, as reported on the Nasdaq Global Market, was $28.25 per share.
Investing in shares of our common stock involves certain risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and the “Risk Factors” section contained in the accompanying prospectus and in the documents incorporated by reference herein and therein to read about factors you should consider before investing in our shares.
	Per Share	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to selling stockholders	$	$

(1)
No underwriting discount will be paid on any shares purchased by our directors, affiliates of Parallel49 Equity, ULC, the general partner to the selling stockholders (“Parallel49”), or any direct or indirect equity holder, affiliate or service provider to any of these parties (collectively, the “Specified Purchasers”). See “Underwriting” for additional information regarding underwriting compensation.

Tricor Pacific Capital Inc. (the “Tricor Family Office”), which is an affiliate of an indirect equity holder of Parallel49 and is therefore a Specified Purchaser, has indicated an interest in purchasing approximately 550,000 shares of our common stock in the offering at the public offering price. Additionally, certain of our directors, who are also Specified Purchasers, have indicated an interest in purchasing shares of our common stock in this offering at the public offering price, including Nicholas Peters, who is an indirect equity holder of Parallel49. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, fewer or no shares to the Specified Purchasers, or the Specified Purchasers may determine to purchase more, fewer or no shares in this offering.
Neither the Securities and Exchange Commission nor any state or other domestic or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters may also purchase up to an additional 350,598 shares of common stock from the selling stockholders, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.
Delivery of the shares is expected to be made on or about            , 2026.
Book-Running Managers
B. Riley Securities	D.A. Davidson & Co.
The date of this prospectus supplement is             , 2026.

Prospectus Supplement
Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of shares of our common stock and also adds to, updates and changes information contained in the accompanying prospectus and the documents incorporated or deemed incorporated by reference herein and therein. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on this prospectus supplement. Before purchasing any shares, you should read carefully both this prospectus supplement and the accompanying prospectus, together with the documents incorporated or deemed incorporated by reference herein (as described below under the heading “Incorporation of Certain Information by Reference”) and therein, any free writing prospectus we may file with the Securities and Exchange Commission (the “SEC”), and the additional information described below under the heading “Where You Can Find More Information.”
Neither we nor the selling stockholders nor the underwriters have authorized anyone to provide you with any information other than that contained in this prospectus supplement and the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us to which we have referred you. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information appearing in this prospectus supplement and the accompanying prospectus or any free writing prospectus is accurate as of any date other than the date of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.
Any statement made in this prospectus supplement or in a document incorporated or deemed incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.
No action is being taken in any jurisdiction outside the United States to permit a public offering of the shares of our common stock or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.
Unless the context requires otherwise or except as otherwise noted, as used in this prospectus supplement the words “CPI,” “Company,” “we,” “us” and “our” refer to CPI Card Group Inc. and its consolidated subsidiaries. The term “selling stockholders” means Tricor Pacific Capital Partners (Fund IV), Limited Partnership and Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership, which collectively own approximately 23% of our outstanding common stock immediately prior to this offering, based on shares outstanding as of August 31, 2026. The selling stockholders are managed by Parallel49 Equity, ULC (“Parallel49”).
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the U.S. payment solutions industry opportunity and trends, our market opportunity and competitive position and our strategic initiatives. The words “believe,” “estimate,” “project,” “expect,” “anticipate,” “affirm,” “plan,” “intend,” “foresee,” “will,” “should,” “would,” “could,” “continue,” “committed,” “attempt,” “aim,” “target,” “objective,” “guides,” “seek,” “focus,” “provides guidance,” “provides outlook” or other similar expressions are intended to identify forward-looking statements, which are not historical in nature. These forward-looking statements are based on our expectations and beliefs concerning future developments and their potential effect on us, and other information available at the time such statements are made. Such forward-looking

S-ii

statements, because they relate to future events, are by their very nature subject to many important risks and uncertainties that could cause actual results or other events to differ materially from those contemplated.
Factors that could cause actual results or other events to differ materially from those contemplated include the risks and uncertainties described under “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2025 and in our other reports filed from time to time with the SEC, which contain a discussion of various factors that may affect the Company’s business or financial results. Such risks and uncertainties, which in some instances are beyond the Company’s control, include:
•
a deterioration in general economic conditions, including due to inflationary conditions, resulting in reduced consumer confidence and business spending, and a decline in consumer credit worthiness impacting demand for our products;

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the unpredictability of our operating results, including an inability to anticipate changes in customer inventory management practices and its impact on our business;

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our failure to retain our existing key customers or identify and attract new customers;

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the highly competitive, saturated and consolidated nature of our marketplace;

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our inability to develop, introduce and commercialize new products and related services, including due to our inability to undertake research and development activities;

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new and developing technologies that make our existing technology solutions and products obsolete or less relevant or our failure to introduce new products and related services in a timely manner or at all;

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system security risks, data protection breaches and cyber-attacks;

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the usage, or lack thereof, of artificial intelligence technologies;

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disruptions, delays or other failures in our supply chain, including as a result of inflationary pressures, single-source suppliers, failure or inability of suppliers to comply with our code of conduct or contractual requirements, trade restrictions, tariffs, foreign conflicts or political unrest in countries in which our suppliers operate, and our inability to pass related costs on to our customers or difficulty meeting customers’ delivery expectations due to extended lead times;

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changes in U.S. and global trade policy and the impact of tariffs on our business and results of operations;

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interruptions in our operations, including our information technology systems, or in the operations of the third parties that operate computing infrastructure on which we rely;

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defects in our software and computing systems;

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disruptions in production at one or more of our facilities due to weather conditions, climate change, political instability, or social unrest;

•
problems in production quality, materials and process and costs relating to product defects and any related product liability and/or warranty claims and damage to our reputation;

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our inability to recruit, retain and develop qualified personnel, including key personnel, and implement effective succession processes;

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our substantial indebtedness, including the restrictive terms of our indebtedness and covenants of future agreements governing indebtedness and the resulting restraints on our ability to pursue our business strategies;

•
our inability to make debt service payments or refinance such indebtedness;

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our inability to successfully execute on, integrate, or achieve the anticipated benefits of acquisitions, including the acquisition of Arroweye Solutions, Inc. (“Arroweye”) and our acquisition of an on-premise instant issuance solution, or execute on divestitures, strategic relationships, or investments;

•
our status as an accelerated filer and complying with the Sarbanes-Oxley Act of 2002 and the costs associated with such compliance and implementation of procedures thereunder;

S-iii

•
our failure to maintain effective internal control over financial reporting and risks relating to investor confidence in our financial reporting;

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environmental, social and governance (“ESG”) preferences and demands of various stakeholders and the related impact on our ability to access capital, produce our products in conformity with stakeholder preferences, comply with stakeholder demands and comply with any related legal or regulatory requirements or restrictions;

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negative perceptions of our products due to the impact of our products and production processes on the environment and other ESG-related risks;

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damage to our reputation or brand image;

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our inability to adequately protect our trade secrets and intellectual property rights from misappropriation, infringement claims brought against us and risks related to open source software;

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our inability to renew licenses with key technology licensors;

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our limited ability to raise capital, which may lead to delays in innovation or the abandonment of our strategic initiatives;

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costs and impacts related to additional tax collection efforts by states, unclaimed property laws, or future increases in U.S. federal or state income taxes, resulting in additional expenses which we may be unable to pass along to our customers;

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our inability to realize the full value of our long-lived assets;

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costs and potential liabilities associated with compliance or failure to comply with laws and regulations, customer contractual requirements and evolving industry standards regarding consumer privacy and data use and security;

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our failure to operate our business in accordance with the Payment Card Industry Security Standards Council security standards or other industry standards;

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the effects of ongoing foreign conflicts on the global economy;

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adverse conditions in the banking system and financial markets, including the failure of banks and financial institutions;

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our failure to comply with environmental, health and safety laws and regulations that apply to our products and the raw materials we use in our production processes;

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risks associated with concentrated ownership of our common stock by our significant stockholders and potential conflicts of interest with other stockholders;

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the impact of concentrated ownership of our common stock and the sale or perceived sale of a substantial amount of common stock on the trading volume and market price of our common stock;

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potential conflicts of interest that may arise due to our Board of Directors being comprised in part of directors who are principals of or were nominated by our significant stockholders;

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the influence of securities analysts over the trading market for and price of our common stock, particularly due to the lack of substantial research coverage of our common stock;

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the impact of stockholder activism or actual or threatened securities litigation on the trading price and volatility of our common stock;

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certain provisions of our organizational documents and other contractual provisions that may delay or prevent a change in control and make it difficult for stockholders other than our significant stockholders to change the composition of our Board of Directors;

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our ability to comply with a wide variety of complex, evolving laws and regulations and the exposure to liability for any failure to comply;

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the effect of legal and regulatory proceedings and the adequacy of our insurance policies; and

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other risks and uncertainties set forth under the heading “Risk Factors” and elsewhere in this prospectus supplement, in our Annual Report on Form 10-K for the year ended December 31, 2025 and in our other reports filed from time to time with the SEC and incorporated by reference herein.

S-iv

We caution and advise readers not to place undue reliance on forward-looking statements, which speak only as of the date such statements are made. These statements are based on assumptions that may not be realized and involve risks and uncertainties that could cause actual results or other events to differ materially from the expectations and beliefs contained herein and therein. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.
TRADEMARKS
This prospectus supplement and the information incorporated by reference herein include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus are the property of their respective owners.

S-v

PROSPECTUS SUPPLEMENT SUMMARY
The following summary highlights some of the information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information that may be important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the information presented under “Risk Factors,” together with the information incorporated by reference herein, including the “Risk Factors” section and the consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequently filed Quarterly Reports on Form 10-Q, before making an investment decision. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”
Our Business
CPI is a payments technology company providing a comprehensive range of physical and digital payment solutions for U.S. financial institutions, processors, fintechs, prepaid program managers, and more. We are a leader in several areas of the U.S. payment card solutions market, including debit and credit card production, personalization, and cloud-based and on-premise instant issuance solutions. We are also a market leader in the production of “Prepaid Debit Cards,” defined as debit cards issued on the networks of the “Payment Card Brands” (Visa, Mastercard®, American Express® and Discover®) but not linked to a traditional bank account, and related secure packaging solutions. We serve thousands of customers through direct and indirect sales channels and have maintained long-standing relationships with our top customers.
The foundation of our strong market position is our focus on customer service, quality and innovation and our comprehensive offering of payment card solutions. Our solutions provide a full suite of products and related services required to produce, personalize and fulfill payment cards, both physically and digitally, while maintaining the security requirements of the Payment Card Brands. We are integral to many of our customers’ card programs, pairing design and production with end-to-end offerings that are integrated within our customers’ operations and require process and/or technology integration, such as secure data links to transfer highly sensitive cardholder information. These offerings are important to many of our customers not just for the payment cards themselves but as an essential element in utilizing them as part of their overall branding and marketing initiatives.
The U.S. payment card solutions market in which we operate has experienced growth in cards-in-circulation over a long-term period, driven by new account openings by legacy issuers and new entrants to the payment card market, such as financial technology companies (“fintechs”) and others. The U.S. payment card solutions market is characterized by users (primarily U.S. consumers) maintaining multiple payment cards both physically and digitally and by historically stable and recurring revenue driven by the continuous reissuance of debit and credit cards due to card expiration, re-branding, and card replacement activity, and by U.S. consumers switching from one financial institution to another.
Our revenues are primarily generated from the production of and related offerings of secure debit and credit cards that are issued on the networks of the Payment Card Brands, including Prepaid Debit Cards.
Segment Overview
As of June 30, 2026, our business consisted of the following reportable segments:
•
Secure Card Solutions:   primarily produces secure debit and credit cards and provides card personalization services for U.S. card-issuing financial institutions, including highly customizable, on-demand payment card solutions acquired through the purchase of Arroweye during the second quarter of 2025;

•
Prepaid Solutions:   primarily provides prepaid debit cards and secure packaging solutions and other integrated prepaid card services to prepaid program managers in the United States; and

•
Integrated Paytech:   primarily provides cloud-based and on-premise solutions, which give customers the ability to issue an instant personalized debit or credit card within a customer location, and other digital payment solutions such as push provisioning for mobile wallets.

Our Strategy
Our vision is to be the most trusted partner for innovative product and related payment technology solutions. We aim to expand our addressable market over the long term through diversification by adding adjacent product and related service offerings, including additional digital solutions, for our extensive customer base, and by leveraging our existing solutions for new customer verticals. We have initiated the expansion of our offerings to customers in non-traditional industry verticals, such as healthcare, which has already expanded our addressable markets. We also believe our connections into the U.S. payments ecosystem that support our cloud-based and on-premise instant card issuance solutions could be utilized by our financial services customers for other digital solutions, as well as by certain businesses outside of the financial services industry.
To achieve our objectives, we aim to prioritize four strategic pillars:
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Customer Focus:   Listen to the voice of our customers and provide outstanding support and partnership;

•
Quality and Efficiency:   Deliver high-quality solutions and drive continuous improvement;

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Innovation and Diversification:   Develop innovative, market-leading differentiated solutions that create competitive advantages for our customers and diversify our offerings to accelerate growth and balance risk; and

•
People and Culture:   Promote a values-driven work environment to ensure our people are safe, productive and empowered to serve our customers and each other.

By helping our customers elevate their customers’ experience, we foster compelling connections between people and technology through traditional and next-generation solutions that build brands and enhance people’s everyday lives. For both our traditional business and our market expansion opportunities, we believe we are well-positioned for success given our history of innovation and ability to evolve with the needs and expectations of our customers.
Our Solutions
Debit and Credit Payment and Other Cards
We differentiate from other providers by focusing on high-quality, innovative payment cards. For many customers, we pair card design and production with end-to-end offerings that are integrated within our customers’ operations. In addition to providing payment solutions to typical financial institution and fintech payment card issuers, we also produce payment and other cards for healthcare payments, entertainment venues, government disbursements, and other industries.
We primarily produce contactless cards that are issued on the networks of the Payment Card Brands. Contactless cards (also known as dual interface cards), which share the functionality of a contact card but also have a radio-frequency identification (“RFID”) antenna that utilizes near field communications (“NFC”) technology to allow transactions to process on a contactless basis when the card is brought within the requisite proximity to an NFC-enabled payment terminal. Contactless cards are now the significant majority as a percentage of secure card volume for both CPI and the wider U.S. industry.
We believe we are a leading provider of eco-focused card solutions in the U.S. payments market. Dependent upon design and card construction, our Second Wave® and Earthwise® eco-focused cards incorporate various types and amounts of upcycled material, including recycled ocean-bound plastic (“ROBP”) and recycled PVC. Cards in our eco-focused portfolio have been approved by two of the major Payment Card Brands. These solutions aim to satisfy increasing U.S. cardholder demand for more environmentally friendly products and help support our and our customers’ environmental objectives. We also have a variety of metal card offerings that we produce as contact or contactless depending on the needs of our customers.
We also produce non-chip cards that only utilize magnetic stripes, contactless payment and non-payment cards that utilize NFC technology, and cards that include both magnetic stripes and NFC technology.

Card Data Personalization and Fulfillment
We facilitate the issuance and distribution of payment cards to consumers for the majority of our U.S. customers. We offer a variety of data personalization and mailing solutions for both daily and bulk mail programs.
Our customers provide us with data, in many cases through technology integrations, that we use to personalize payment cards to individual consumers. We provide data preparation and personalization solutions for debit, credit and Prepaid Debit Cards. Our technology-driven personalization provides a wide range of customization options using advanced processes to encode, program, and emboss or print data, such as the cardholder’s name and account number. In addition, we provide data preparation related to the embedded chips within payment cards.
In certain cases, we prepare customized mailers to deliver cards to individual cardholders. We are also able to personalize payment cards and related collateral on a one-by-one, on-demand basis for our customers, enabling individualized offerings in an expedited manner. Our offerings include online ordering of a customized payment card through a program manager, with direct fulfillment to a consumer.
We believe our breadth, quality, and speed of personalization solutions further differentiates us with our financial institution and prepaid program manager customers and enables us to access additional business-to-business and business-to-consumer verticals such as healthcare, corporate incentives, government disbursement, benefits, insurance, tax refund, transit, payroll and others.
Integrated End-to-End On-Demand Payment Card Solution
We expanded our card production, data personalization and fulfillment capabilities in May 2025 through our acquisition of Arroweye Solutions, Inc. These expanded capabilities allow us to offer our customers increased customization, production, and personalization options through a fully integrated, on-demand payment card solution. This on-demand, highly customizable solution provides customers the opportunity to significantly reduce the time to set up new card programs and eliminates the need to maintain inventories of their customized cards and mailers.
Arroweye’s payment card solutions expanded our customer base across prepaid program managers, payroll related providers, healthcare related providers, and fintechs of all types, in addition to banks and credit unions. We provide these customers a variety of solutions, including debit and credit, incentives, rebates, gift cards, prepaid, payroll, healthcare, government disbursements, insurance, and fleet management services.
Cloud-based and On-Premise Instant Card Issuance and Other Digital Solutions
We provide a comprehensive solution that makes it easy for our customers to issue payment cards in a customer location and on-demand. Our proprietary and patented cloud-based Card@Once® instant issuance system and personalization solution offers a faster delivery of payment cards by our customers to their consumers, typically within a few minutes. Our comprehensive solution is supported by our proprietary network of integrations and connections the Company has built to connect into the U.S. payments ecosystem, including with certain financial institution platform providers, card processors and core banking systems. This network enables the Company to connect real-time data between our customers and those in the U.S. payments ecosystem supplying payment credentials, resulting in a market-leading customer experience.
Our Card@Once software solution transfers data from our servers to encode a contact or contactless card and personalizes the card on a hardware solution placed in our customer’s location. This process results in the issuance of a completely personalized, permanent debit or credit card to individual cardholders within a customer’s location. These processes are audited for Payment Card Industry (“PCI”) Security Standards Council data security standards compliance annually. Our Card@Once solution generates both initial sales revenue for the hardware and recurring revenue from the related card issuance activities. As of December 31, 2025, we serviced approximately 2,500 financial institutions representing more than 14,000 active Card@Once installations.

On June 23, 2026, we entered into an asset purchase agreement to acquire an on-premise instant issuance solution, which includes the development, marketing, sale, licensing, and servicing of on-premise instant payment card issuance software solutions. The financial results of the acquired business are included in our Integrated Paytech segment.
We also have the ability to provide other digital solutions through our proprietary network of integrations, including digital push provisioning, which allows our customers to push card credentials to a cardholder’s mobile wallet, and digital cards. Although revenues for these additional digital solutions have been insignificant to date, we believe these solutions have the opportunity to grow in the future. We have expanded our digital solution offerings by entering into a strategic relationship with a third-party to resell credit and debit card fraud prevention. We believe we are well positioned to expand our digital solutions offerings to our customers through our proprietary technology integrations with certain financial institution platform providers, card processors, core banking systems, and mobile banking app providers. These integrations have been developed over more than a decade to support the reselling of card personalization services through our cloud-based and on-premise instant issuance solutions. We believe these technology integrations could enable us to provide additional digital solutions to our customers, including our digital push provisioning service as a complement to physical cards. Digital solutions often require upfront investment and additional integration but have the potential to deliver incremental revenue and increased margins over time.
Prepaid Debit Cards and Related Tamper-Evident Secure Packaging Solutions
CPI is a trusted and significant supplier of Prepaid Debit Cards and related secure packaging solutions in the U.S. We believe our solutions in this market are differentiated by our capabilities to provide custom solutions related to features such as security, aesthetics, and the use of eco-focused materials, and by our large volume capacities. We also offer specialized and innovative tamper-evident secure packaging solutions aimed at reducing fraud.
Our customers include the largest prepaid program managers in the U.S., with whom we have built joint processes over many years, utilizing technology in certain instances, to facilitate the exchange of critical data such as information used to print and encode card number, expiration, and security codes. Prepaid program managers sell the cards and related packages we produce to retail channels, including national big box, grocery and convenience/gas retailers, and others in various industries. For prepaid cards sold through retail, the relationships and processes we developed allow us to provide activation data, including information printed on the packaging which transacts with the retailer’s point of sale system to activate cards for use. In certain cases, we also manage the fulfillment of fully completed Prepaid Debit Card packages to retail locations on behalf of our customers.
Our prepaid solutions include open-loop general purpose reloadable cards that are issued on the networks of the Payment Card Brands, retail gift cards that can be utilized for purchases on an open or closed-loop network, and Restricted Authorization Network prepaid cards designed for a unique set of merchants. These cards typically utilize magnetic stripes to facilitate payment transactions, but in certain instances cards may use bar codes and contact chips. The cards we produce are offered in a variety of treatments, substrates, finishes, and packaging options focused on both security features and card and package design, and we have teams that consult regularly with our customers to create advanced solutions to address their needs.
Our Competitive Strengths
•
Strong Market Position.   Our vision is to be our customers’ partner of choice by providing market-leading, high-quality payment solutions and customer service and delivering continuous innovation. We believe these efforts have resulted in CPI gaining estimated overall U.S. market share over the last several years. We believe our long-term customer relationships, comprehensive end-to-end card solutions, including eco-focused solutions, and capabilities such as our Card@Once instant issuance solution have contributed to these gains with issuers of secure credit and debit cards in the United States. We have also established a leading market position in the U.S. prepaid debit market, built on high-quality services, innovative tamper-evident secure packaging solutions aimed at reducing fraud and driving shelf appeal, and reliable delivery to our customers.

•
Long-Term Customer Relationships.   We have long-standing, trust-based relationships with customers and have collaborated with our top 10 customers for more than 10 years, on average. We strive to put our customers at the center of everything we do. Our customer relationships generally involve the handling of sensitive information and require process and/or technology integration. As a result, our customers often view CPI as a partner they can trust and that can deliver the highest quality products and customer service.

•
Comprehensive End-to-End Card Solutions.   The foundation of our strong market position with our small to mid-sized financial institution and fintech customers is our comprehensive end-to-end payment card solutions. Our solutions provide a full suite of products and related services required to produce, personalize and fulfill payment cards, while maintaining the security requirements of the Payment Card Brands. We are integral to many of our customers’ card programs, pairing design and production with end-to-end offerings that are integrated within our customers’ operations and in certain cases utilize data links to transfer highly sensitive cardholder information. Such offerings are important to many of our customers not just for the payment cards themselves but as an essential element in utilizing them as part of their overall branding and marketing initiatives. We believe that our comprehensive solutions, including our Arroweye on-demand solutions, allow many of our customers to choose a single, trusted partner to address their card program needs in a cost-effective manner instead of managing multiple suppliers across a complex value chain.

•
Payment Card Capabilities, Industry Experience, and Proprietary and Patented Solutions.   Over the course of our long operating history, we have developed technological, engineering and operational expertise that we believe has made us a leader in our industry, including expertise with respect to complying with global technical standards for smart payment cards. We continuously work to enhance our offerings and to create and deliver next-generation products and solutions that meet the demands of the marketplace and our customers. Our eco-focused cards, including Second Wave cards featuring a core made with recovered ocean-bound plastic and Earthwise cards made with upcycled plastic, address customer demands for eco-focused card options. We now offer highly-customizable on-demand payment card solutions with quick turnaround timing through our Arroweye acquisition. Our expanding digital offerings include Card@Once, a proprietary and patented cloud-based instant card issuance system, and an on-premise instant issuance solution. We believe that our technological and operational capabilities, combined with our continuous innovation, gives us a competitive advantage.

•
Integrations with the U.S. Payments Ecosystem.   We have developed and continue to expand proprietary technology integrations with certain financial institution platform providers, card processors, core banking systems, and mobile banking app providers. We have been implementing these integrations for more than 10 years to support the reselling of card personalization services through our cloud-based instant issuance solution. We believe these technology integrations could enable us to provide additional digital offerings to customers, including our digital push provisioning service for mobile wallets, which serves as a complement to our physical card personalization.

•
Network of High-Security Facilities.   Each of our high-security facilities is audited for compliance with the PCI Security Standards Council by one or more of the Payment Card Brands, forming a network of compliant facilities in the United States. The Payment Card Brands’ attestations of compliance allow us to produce cards bearing these brands and provide relevant and integrated card services for our customers. These audit processes are long and complex, and our facilities and systems must comply with strict standards of security in order to obtain and retain these designations, which are regularly verified by both the Payment Card Brands and our customers. We believe the complexity and investment needed to obtain and retain these compliance designations serves as a barrier to new entrants into our market.

•
Experienced Leadership Team.   We have an experienced leadership team focused on serving customers, driving innovation, generating efficient production and services processes, ensuring accountability, delivering timely and high-quality results, and generating long-term value for our stockholders.

Corporate Information
CPI Card Group Inc. is a Delaware corporation. Our principal executive offices are located at 10368 West Centennial Road, Littleton, CO 80127. Our main telephone number is (720) 681-6304. Our website is www.cpicardgroup.com. The content of our website and any information that is linked to or accessible from our website (other than our filings with the SEC that are incorporated by reference, as set forth under “Incorporation of Certain Information by Reference”) is not incorporated by reference into this prospectus supplement, and you should not consider it a part of this prospectus supplement, the accompanying prospectus or the registration statement of which they are a part.

THE OFFERING
Common stock offered by the selling stockholders, excluding underwriters’ option to purchase additional shares
2,337,323 shares.
Indications of interest
The Tricor Family Office, which is a Specified Purchaser, has indicated an interest in purchasing approximately 550,000 shares of our common stock in the offering at the public offering price. Additionally, certain of our directors, who are also Specified Purchasers, have indicated an interest in purchasing shares of our common stock in this offering at the public offering price, including Nicholas Peters, who is an indirect equity holder of Parallel49. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, fewer or no shares to the Specified Purchasers, or the Specified Purchasers may determine to purchase more, fewer or no shares in this offering. The underwriters will not receive any underwriting discount with respect to any shares purchased in this offering by the Specified Purchasers.
Underwriters’ option to purchase additional shares
The selling stockholders have granted the underwriters an option to purchase up to an additional 350,598 shares of common stock from the selling stockholders, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.
Use of proceeds
We will not receive any proceeds from the sale of shares to be offered pursuant to this prospectus supplement. See “Use of Proceeds.”
Nasdaq Global Market (“Nasdaq”) symbol
PMTS
Risk factors
Investing in our common stock involves certain risks. You should consider the risk factors beginning on page S-8 of this prospectus supplement and the “Risk Factors” section contained in our Annual Report on Form 10-K for the year ended December 31, 2025, which is incorporated by reference herein, before buying any shares of our common stock.

RISK FACTORS
An investment in shares of our common stock involves certain risks. Before making an investment decision, you should carefully read and consider the information set forth below and under the heading “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2025 (which information is incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” elsewhere in this prospectus supplement. Any one of the risks discussed could cause actual results to differ materially from expectations and could adversely affect our business, financial condition and results of operations. Additional risks and uncertainties not presently known to us or not identified may also materially and adversely affect our business, financial condition and results of operations. The market price of our shares could decline if one or more of these risks and uncertainties actually occurs, causing you to lose all or part of the money you paid to buy our shares. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Information.”
Risks Relating to Ownership of our Common Stock
Certain stockholders own a significant percentage of our common stock, and such stockholders may influence major corporate decisions of the Company and our interests may conflict with the interests of other holders of our common stock.
Parallel49, through management of the Tricor Funds, formerly our controlling stockholder, owned approximately 23% of our common stock, in the aggregate, as of August 31, 2026, and the Tricor Family Office owned approximately 19% of our common stock, in the aggregate, as of August 31, 2026. Upon the completion of this offering, the Tricor Funds will in the aggregate own approximately 3% of our outstanding common stock (or none if the underwriters exercise their option to purchase additional shares in full) and the Tricor Family Office will in the aggregate own approximately 24% of our outstanding common stock if it is allocated the full amount of shares in which it has indicated an interest. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, fewer or no shares to the Tricor Family Office, or the Tricor Family Office may determine to purchase more, fewer or no shares in this offering.
As a result of their ownership and certain other rights as described under “— Conflicts of interest may arise because directors who are principals of or who were nominated by our significant stockholders serve on our Board of Directors,” each of Parallel49 and the Tricor Family Office currently has, and following this offering the Tricor Family Office will continue to have, the ability to influence the outcome of matters submitted to a vote of all stockholders and, through our Board of Directors, the ability to influence decision-making with respect to our business direction and policies. Matters over which the Tricor Family Office (and, if the underwriters do not exercise their option to purchase additional shares in full, Parallel49), directly or indirectly, may exercise influence include the election of directors, approval of business combinations or dispositions and other extraordinary transactions. Each of Parallel49 and the Tricor Family Office may also have interests that differ from the interests of other holders of our securities and may vote in a way that may be adverse to other stockholders’ interests. The concentration of ownership may have the effect of delaying, preventing, or deterring a change of control of the Company, which could materially and adversely affect the market price of our securities. In addition, to the extent we conduct repurchases of our common stock in the future, such repurchases could result in an increase in the percentage of our common stock held by our significant stockholders, including the Tricor Family Office, which could have the effect of heightening the foregoing risks.
Parallel49 is selling all of the shares of our common stock it beneficially owns in this offering. Following the completion of this offering (assuming the exercise in full of the underwriters’ option to purchase additional shares), Parallel49 will no longer beneficially own any shares of our common stock, and the rights described above that are held by or exercisable through Parallel49 will terminate. If the underwriters do not exercise their option to purchase additional shares in full, or if this offering is not completed, Parallel49 may continue to hold shares of our common stock and to exercise the rights described above. See “Selling Stockholders.”

The sale of substantial amounts of our common stock in this offering, and the concentration of ownership by our remaining significant stockholder, may adversely impact the market price and liquidity of our common stock.
Parallel49 is selling all of the shares of our common stock it beneficially owns in this offering, and following the completion of this offering (assuming the exercise in full of the underwriters’ option to purchase additional shares) will no longer beneficially own any shares of our common stock. The Tricor Family Office will continue to maintain a significant ownership position in the Company following this offering. Continued concentrated ownership could result in a limited number of shares being available to be traded in the market, resulting in reduced liquidity, and historically the price of our common stock has experienced volatility due to the limited number of shares available to trade on the open market.
Additionally, sales of substantial amounts of our common stock in the public market, including sales by the selling stockholders in this offering and any future sales by the Tricor Family Office, or the perception that these sales could occur, could adversely affect the market price of our common stock and could materially impair our ability to raise capital through equity offerings in the future. The shares of our common stock held by Parallel49 and the Tricor Family Office are registered for resale, which means that they may be offered and sold to the public in the future without regard to the volume limitations under Rule 144 of the Securities Act. If some or all of the shares held by the Tricor Family Office (and, if the underwriters do not exercise their option to purchase additional shares in full, by Parallel49) are sold, either through sale on the open market, through privately negotiated transactions or otherwise, or if it is perceived that they will be sold, the market price of our common stock could decline.
If the underwriters do not exercise in full their option to purchase additional shares, or if this offering is not completed, Parallel49 may continue to hold shares of our common stock, which may be sold in the future. See “Selling Stockholders.”
Conflicts of interest may arise because directors who are principals of or who were nominated by our significant stockholders serve on our Board of Directors.
We are party to separate director nomination agreements with Parallel49 (the “Parallel49 Director Nomination Agreement”) and the Tricor Family Office (the “Tricor Family Office Director Nomination Agreement” and together with the Parallel49 Director Nomination Agreement, the “Director Nomination Agreements”). Three members of our Board of Directors, Nicholas Peters, who is an officer of Parallel49 (and its predecessor), H. Sanford Riley, and Lisa Oleson, who is the Chief Financial Officer of the Tricor Family Office, each were nominated to serve on our Board of Directors by Parallel49 pursuant to the Parallel49 Director Nomination Agreement. Subject to certain limitations, the Director Nomination Agreements grant each of Parallel49 and the Tricor Family Office the right to nominate certain numbers of individuals to our Board of Directors based on their respective percentage ownership of our common stock.
Parallel49 is selling all of the shares of our common stock it beneficially owns in this offering. Following the completion of this offering (and assuming the exercise in full of the underwriters’ option to purchase additional shares), Parallel49 will no longer beneficially own any shares of our common stock, and accordingly its right to nominate individuals to our Board of Directors under the Parallel49 Director Nomination Agreement will terminate. However, each of Mr. Peters, Mr. Riley and Ms. Oleson will continue to serve on our Board of Directors following the completion of this offering. If this offering is not completed, Parallel49 may continue to be able to exercise nomination rights under the Parallel49 Director Nomination Agreement.
Parallel49, the Tricor Family Office and entities controlled by each may in the future hold equity interests in entities that directly or indirectly compete with us, and companies in which they currently invest may begin directly or indirectly competing with us. As a result, when conflicts between the interests of Parallel49 or the Tricor Family Office, on the one hand, and of our other stockholders, on the other hand, arise, such directors may not be disinterested. Although our directors and officers have a duty of loyalty to the Company under Delaware law and our Amended and Restated Certificate of Incorporation, transactions that we enter into in which a director or officer has a conflict of interest are generally permissible so long as (1) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our Board of Directors and a majority of our disinterested directors approves the transaction, (2) the material facts relating to the director’s or officer’s relationship or interest as to the transaction are disclosed to our stockholders and a majority of our disinterested stockholders approve the transaction or (3) the transaction is otherwise fair to us. Our Amended and Restated Certificate of Incorporation also provides that any principal, officer, member, manager and/or employee of Parallel49 or any entity that controls, is controlled by or under common control with Parallel49 (other than any company that is controlled by us) or any investment funds managed by Parallel49 will not be required to offer any transaction opportunity of which such person becomes aware to us and could take any such opportunity for himself, herself or itself or offer such opportunity to other companies in which such person has an investment, unless such opportunity is offered to such person solely in his, her or its capacity as one of our directors.
Certain of our directors and significant stockholders have interests in this offering that may differ from those of our other stockholders.
The Tricor Family Office, which has indicated an interest in purchasing shares in this offering, is an affiliate of an indirect equity holder of Parallel49. One of our directors, Nicholas Peters, has also indicated an interest in purchasing shares in this offering and is an indirect equity holder of Parallel49. Accordingly, these persons may have an indirect economic interest in a portion of the proceeds to be received by the selling stockholders in this offering and therefore their interests may differ from or conflict with the interests of our other stockholders, including as to the size, timing and pricing of the offering.
Securities analysts may publish unfavorable research or reports about our business or may not publish at all, which could cause our stock price or trading volume to decline.
The trading market for our common stock could be influenced to some extent by the research and reports that industry or financial analysts publish about the Company and our business. We do not control these analysts. Historically, we have not attracted substantial research coverage, and the current or future analysts who publish information about our common stock may have relatively little experience with us, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. If one or more of these analysts provide inaccurate or unfavorable research, issue an adverse opinion regarding our stock price, cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.
Certain provisions of our organizational documents and other contractual provisions may make it difficult for stockholders to change the composition of our Board of Directors and may discourage hostile takeover attempts that some of our stockholders may consider to be beneficial.
Certain provisions of our Fourth Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”), and our Fourth Amended and Restated By-laws (our “Bylaws”) may have the effect of delaying or preventing changes in control if our Board of Directors determines that such changes in control are not in the best interests of us and our stockholders. The provisions in our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws include, among other things, the following:
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the ability of our Board of Directors to issue shares of preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without stockholder approval;

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stockholder action may only be taken at a special or regular meeting and not by written consent, and special meetings may only be called by a majority of the total number of directors that we would have if there were no vacancies on our Board of Directors;

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advance notice procedures and information and disclosure requirements for nominating candidates to our Board of Directors or presenting matters at stockholder meetings; and

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allowing only our Board of Directors to fill vacancies on our Board of Directors.

We have entered into the Parallel49 Director Nomination Agreement that provides Parallel49 the right to designate nominees for election to our Board of Directors for so long as Parallel49 collectively beneficially owns 5% or more of the total number of shares of our common stock then outstanding. We have also entered into the Tricor Family Office Director Nomination Agreement that provides the Tricor Family Office the right to nominate individuals for election to the Company’s Board of Directors for so long as the

Tricor Family Office beneficially owns 10% or more of the total number of shares of our common stock then outstanding. The number of nominees that Parallel49 is entitled to designate under the Parallel49 Director Nomination Agreement bears the same proportion to the total number of members of our Board of Directors as the number of shares of common stock beneficially owned by Parallel49 bears to the total number of shares of common stock outstanding, rounded up to the nearest whole number. The number of directors that the Tricor Family Office is entitled to nominate under the Tricor Family Office Director Nomination Agreement is based on the percentage of the outstanding common stock over which the Tricor Family Office and Parallel49 collectively have direct voting control in relation to the total number of directors then serving on the Board, limited by the greater of the number of directors that Parallel49 is then entitled to nominate or has serving on the Board pursuant to the Parallel49 Director Nomination Agreement. In addition, each of Parallel49 and the Tricor Family Office is entitled to designate or nominate the replacement for any of its board designees whose board service terminates prior to the end of such designee’s term. Each of Parallel49 and the Tricor Family Office, subject to certain limitations, also has the right to have its respective designees participate on committees of our Board of Directors, subject to compliance with applicable law and stock exchange rules.
Parallel49 is selling all of the shares of our common stock it beneficially owns in this offering. Following the completion of this offering (and assuming the exercise in full of the underwriters’ option to purchase additional shares), Parallel49 will beneficially own less than 5% of our outstanding common stock and, accordingly, the Parallel49 Director Nomination Agreement will terminate in accordance with its terms. Notwithstanding the termination of the Parallel49 Director Nomination Agreement, each of the directors previously designated by Parallel49 will continue to serve on our Board of Directors following the completion of this offering. If this offering is not completed, the Parallel49 Director Nomination Agreement may remain in effect.
We have elected in our Amended and Restated Certificate of Incorporation not to be subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203. However, our Amended and Restated Certificate of Incorporation contains provisions that have the same effect as Section 203, except that they provide that Parallel49, their affiliates (including any investment funds managed by Parallel49) and any person that becomes an interested stockholder as a result of a transfer of 5% or more of our voting stock by the foregoing persons to such person are excluded from the “interested stockholder” definition in our Amended and Restated Certificate of Incorporation and are therefore not subject to the restrictions set forth therein that have the same effect as Section 203.
While these provisions have the effect of encouraging persons seeking to acquire control of the Company to negotiate with our Board of Directors, they could enable the Board of Directors to hinder or frustrate a transaction that some, or a majority, of our stockholders might believe to be in their best interests and, in that case, may prevent or discourage attempts to remove and replace incumbent directors. In addition, the potential issuance of preferred stock may delay or prevent a change in control of us or discourage bids for our common stock at a premium over the market price. It may also adversely affect the market price and the voting and other rights of the holders of our common stock as it could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock.
In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors, which is responsible for appointing the members of our management.
Our stock price may be volatile and may decline, resulting in a loss of some or all of your investment.
In the twelve months ended August 31, 2026, the trading price of our common stock has ranged from a high of $30.50 per share to a low of $11.29 per share. The trading price and volume of our common stock may continue to be volatile and could fluctuate significantly in response to numerous factors, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our shares since you might be unable to sell your shares at or above the price you paid in this offering. Factors that could cause fluctuations in the trading price of our shares include but are not limited to the following:
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rumors and market speculation involving us or other companies in our industry;

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cyclical fluctuations and general economic conditions;

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actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;

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price and volume fluctuations of other companies in our industry or in the overall stock market from time to time, including as a result of trends in the economy as a whole;

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our transition to being an accelerated filer and complying with Section 404 of the Sarbanes-Oxley Act and the costs associated with such compliance and implementation of procedures thereunder;

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fluctuations in our results of operations due to, among other things, changes in customer demand, supply chain constraints and cost and labor availability and cost;

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developments or disputes concerning our intellectual property or other proprietary rights;

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sales of a substantial number of our shares by us or the selling stockholders or hedging activities by market participants;

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failure of financial analysts to maintain coverage of us, changes in financial estimates by any analysts who follow our company, or our failure to meet these estimates or the expectations of investors; and

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other risks described or referred to in this “Risk Factors” section.

USE OF PROCEEDS
We will not receive any proceeds from the sale of shares offered pursuant to this prospectus supplement. We have agreed to pay certain expenses incurred by the selling stockholders in connection with this offering, other than the underwriting discount and transfer taxes, if any, with respect to the shares being sold by the selling stockholders. See “Underwriting” for additional information regarding underwriting compensation.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of certain terms of our capital stock. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Delaware General Corporation Law (“DGCL”) and our charter and bylaws as in effect at the time of any offering. Copies of our Certificate of Incorporation and our Bylaws are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2025. See “Where You Can Find More Information.” References in this section to “Company,” “we,” “us” and “our” refer only to CPI Card Group Inc.
Authorized Shares of Capital Stock
Our authorized capital stock consists of one hundred million (100,000,000) shares of common stock, $0.001 par value, and one hundred thousand (100,000) shares of preferred stock, $0.001 par value. As of August 31, 2026, there were 11,591,982 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.
Listing
Our common stock is traded on the Nasdaq Global Market under the symbol “PMTS.”
Voting Rights
Holders of our common stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors; provided, however, that holders of common stock will not be entitled to vote on any amendment to our Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon. Our common stock does not have cumulative voting rights.
Dividend Rights
Subject to any preferential dividend rights granted to the holders of any shares of our preferred stock that may at the time be outstanding, holders of our common stock are entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property as may be declared thereon from time to time by our Board of Directors out of assets or funds legally available for the payment of dividends.
Liquidation Rights
Subject to any preferential rights of outstanding shares of preferred stock, holders of our common stock are entitled to share pro rata, upon any liquidation or dissolution of the Company, in all remaining assets legally available for distribution to stockholders.
Other Rights and Preferences
Our common stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights. Holders of our common stock may only take action at a duly called annual or special meeting. Special meetings of stockholders may be called only by a vote of a majority of the total number of directors that the Company would have if there were no vacancies.
Certain Anti-Takeover Effects
Certain provisions of our Certificate of Incorporation and Bylaws may be deemed to have an anti-takeover effect, as follows:
Advance Notice Requirements for Stockholder Proposals and Director Nominations.   Our Bylaws provide advance notice procedures for stockholders seeking to bring business before meetings of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders or at a special meeting of stockholders and specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before meetings of stockholders or from making nominations for directors at meetings of stockholders if the proper procedures are not followed.
Additional Authorized Shares of Capital Stock.   The additional shares of authorized common stock and preferred stock available for issuance under our Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.
Interested Stockholder Transactions.   Pursuant to the Ninth Article of the Certificate of Incorporation, the Company may not engage in any Business Combination (as defined therein) with any Interested Stockholder (as defined therein) for a period of three years following the time that such stockholder became an Interested Stockholder, subject to the terms and exceptions set forth in the Certificate of Incorporation.
Issuance of Preferred Stock.   Pursuant to our Certificate of Incorporation, the Board of Directors has authority to issue preferred stock from time to time and to fix and determine, by resolution, the par value, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of preferred stock (or the entire class of preferred stock if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof.
Limitations on Stockholder Ability to Act by Written Consent and to Call Meetings.   Any action required or permitted to be taken by the Company’s stockholders may be effected only at a duly called annual or special meeting of the Company’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied. Special meetings of the Company’s stockholders may be called only by or at the direction of the Board of Directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Company would have if there were no vacancies.
Choice of Forum
Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws or (iv) any action asserting a claim against the Company that is governed by the internal affairs doctrine. Unless a majority of the Board of Directors consents in writing to the selection of an alternative forum, the federal district courts of the United States of America are the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Company will be deemed to have notice of and to have consented to these provisions.
Amendments to the Certificate of Incorporation and Bylaws
The Bylaws may be adopted, amended, altered or repealed by (i) a vote of a majority of the total number of directors that the Company would have if there were no vacancies or (ii) in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of voting stock, voting together as a single class.
Our Certificate of Incorporation further provides that no provision of the Fifth, Sixth, Seventh, Ninth, Tenth or Eleventh Article of the Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless in addition to any other vote required by the Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of voting stock, voting together as a single class.
Transfer Agent and Registrar
EQ Shareowner Services is the transfer agent and registrar for our common stock.

SELLING STOCKHOLDERS
The following table provides the names of the selling stockholders, the number of shares of our common stock known to us to be beneficially owned by the selling stockholders as of August 31, 2026, before and after giving effect to this offering, and the number of shares of our common stock offered by the selling stockholders in this offering, in each case assuming the exercise in full of the underwriters’ option to purchase additional shares.
Name of Selling Stockholder	Shares Owned Prior to the Offering		Number of Shares Offered Hereby (including option shares)	Shares Owned After the Offering (assuming exercise in full of underwriters’ option)
	Number	%(1)		Number	%
Tricor Pacific Capital Partners (Fund IV), Limited Partnership(2)	1,690,238	14.6%	1,690,238	—	0.0%
Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership(2)	997,683	8.6%	997,683	—	0.0%

(1)
Based on 11,591,982 shares of our common stock outstanding as of August 31, 2026.

(2)
Based on a Schedule 13G/A filed by Parallel49 on January 14, 2026. Each of Tricor Pacific Capital Partners (Fund IV), LP and Tricor Pacific Capital Partners (Fund IV) US, LP is managed by Parallel49 as the general partner. An investment committee of Tricor Pacific Capital Partners (Fund IV), LP and Tricor Pacific Capital Partners (Fund IV) US, LP has the power to vote or dispose of the shares held by such entities. The investment committee is comprised of Bradley Seaman, J. Trevor Johnstone and Roderick Senft. The address of Parallel49 is c/o Parallel49 Equity ULC, 276 East Deerpath Road, Lake Forest, IL 60045.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS
The following is a summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of shares of our common stock offered pursuant to this prospectus supplement as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset within the meaning of Section 1221 of the Code (as defined below) by a non-U.S. holder (as defined below). This discussion assumes that any distributions made (or deemed made) by us on our common stock and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our common stock will be in U.S. dollars.
A “non-U.S. holder” means a beneficial owner of shares of our common stock (other than an entity treated as a partnership or disregarded for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes, any of the following:
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an individual citizen or resident of the United States;

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a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons as defined under the Code have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings, administrative pronouncements of the Internal Revenue Service (the “IRS”) and judicial decisions as of the date hereof. Those authorities may be changed, perhaps with retroactive effect, so as to result in U.S. federal income consequences different from those summarized below. This summary does not address all aspects of U.S. federal taxes (such as gift and estate taxes) and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate or former long-term resident of the United States, a foreign pension fund, a government or agency or instrumentality thereof, a tax-exempt entity, a financial institution or financial services entity, a bank, an insurance company, a broker or dealer in stock or securities or currencies, a person that marks-to-market their securities, a regulated investment company, a real estate investment trust, a tax-qualified retirement plan, a person holding our common stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment, a person subject to special tax accounting rules as a result of any item of gross income with respect to stock being taken into account in an applicable financial statement, a person subject to any alternative minimum tax, a “controlled foreign corporation,” a “passive foreign investment company,” an “expatriated entity” or a partnership or other pass-through entity for U.S. federal income tax purposes, except as specifically provided below, a person that actually or constructively owns 5% or more (by vote or value) of our shares, a person that acquired our common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation, a person deemed to sell our common stock under the constructive sale provisions of the Code, or a corporation that accumulates earnings to avoid U.S. federal income tax). We cannot assure you that a change in law or a contrary position taken by the IRS or a court will not alter significantly the tax considerations that we describe in this summary.
If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner (including certain determinations made at the partner level) and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding our common stock, you should consult your tax advisors.

We have not sought, and do not expect to seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.
If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.
Dividends
We have not paid cash dividends on our common stock since 2017 and do not anticipate paying any cash dividends in the foreseeable future. If we make a distribution of cash or other property (other than certain pro rata distributions of our stock) in respect of shares of our common stock, the distribution generally will be treated as a dividend for U.S. federal income tax purposes to the extent it is paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits generally will be treated first as a tax-free return of capital, causing a reduction in the adjusted tax basis of a non-U.S. holder’s common stock, and to the extent the amount of the distribution exceeds a non-U.S. holder’s adjusted tax basis in shares of our common stock, the excess will be treated as gain from the taxable disposition of shares of our common stock (the tax treatment of which is discussed below under “Gain on Taxable Disposition of Common Stock”).
Dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a non-U.S. holder by us or the applicable withholding agent, including from other property subsequently paid or credited to such holder. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to the withholding tax, provided certain certification (on IRS Form W-8ECI) and disclosure requirements are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by an entity that is a foreign corporation for U.S. federal income tax purposes may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder who wishes to claim the benefit of an applicable treaty rate and/or avoid backup withholding, as discussed below, for dividends will be required (a) to provide the applicable withholding agent with a properly executed IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain intermediaries, to satisfy the relevant certification requirements of applicable Treasury regulations. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.
A non-U.S. holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
Gain on Taxable Disposition of Common Stock
Subject to the discussion of backup withholding and FATCA below, any gain realized by a non-U.S. holder on the sale or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•
the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and certain other conditions are met.

A non-U.S. holder described in the first bullet point immediately above will be subject to tax on the gain derived from the sale or other taxable disposition on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. In addition, if any non-U.S. holder described in the first bullet point immediately above is an entity that is a foreign corporation for U.S. federal income tax purposes, the gain realized by such non-U.S. holder may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty) on the gain derived from the sale or other taxable disposition, which gain may be offset by U.S. source capital losses (even though the individual is not considered a tax resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules. With respect to the third bullet point above, the FIRPTA rules may apply to the sale or other disposition of our common stock if our common stock constitutes a United States real property interest (“USRPI”) because we currently are, or were at any time within five years before such sale or disposition (or, if shorter, the non-U.S. holder’s holding period for the common stock disposed of), a “United States real property holding corporation.” Generally, a corporation is a “United States real property holding corporation” if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (all as determined for U.S. federal income tax purposes). We believe we currently are not, and do not anticipate becoming, a “United States real property holding corporation.” If we are or become a “United States real property holding corporation,” however, so long as our common stock is “regularly traded” (as defined in applicable Treasury regulations) on an established securities market during the calendar year in which the sale or other taxable disposition occurs, gain arising from a non-U.S. holder’s sale or other taxable disposition of our common stock will be subject to U.S. federal income tax only if such non-U.S. holder holds or held, actually or constructively, more than 5% of our common stock at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period. In such case, gain recognized by such holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. holder were a U.S. resident.
Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Distributions (including dividends) paid to a non-U.S. holder and the amount of any tax withheld with respect to such distributions generally will be reported to the IRS. Copies of the information returns reporting such distributions and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.
A non-U.S. holder will not be subject to backup withholding (currently at a rate of 24%) on dividends received if such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, W-8ECI, or W-8EXP, or such holder otherwise establishes a valid exemption.
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of       our common stock made within the United States or

conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes a valid exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.
Additional Withholding Requirements under FATCA
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock and (subject to the discussion below) gross proceeds from the sale or other disposition of, our common stock paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). An intergovernmental agreement between the U.S. and the non-U.S. holder’s country of residence may modify the requirements described in this paragraph. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “Dividends,” the withholding under FATCA will apply. Current provisions of the Code and Treasury regulations that govern FATCA treat gross proceeds from the sale or other disposition of instruments that can produce U.S.-source dividends (such as our common stock) as subject to FATCA withholding, and such provisions generally apply to payments made after December 31, 2018. However, under proposed Treasury regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), such gross proceeds are not subject to FATCA withholding. You should consult your own tax advisors regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

UNDERWRITING
B. Riley Securities, Inc. is acting as the representative of the underwriters for this offering (the “Representative”). Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and the underwriters, each of the underwriters named below has severally agreed to purchase from the selling stockholders the number of shares of common stock set forth opposite each underwriter’s name below. The underwriters have agreed to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than the shares covered by the option described below unless and until this option is exercised.
Name	Number of Shares
B. Riley Securities, Inc.
D.A. Davidson & Co.
Total	2,337,323
The selling stockholders have granted to the underwriters an option, exercisable for 30 calendar days from the date of this prospectus supplement, to purchase up to 350,598 additional shares of common stock at the public offering price listed on the cover of this prospectus supplement, less the underwriting discount. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
The Tricor Family Office has indicated an interest in purchasing approximately 550,000 shares of our common stock in the offering at the public offering price. Additionally, certain of our directors have indicated an interest in purchasing shares of our common stock in this offering at the public offering price, including Nicholas Peters, who is an indirect equity holder of Parallel49. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters could determine to sell more, fewer or no shares to such parties, or such parties may determine to purchase more, fewer or no shares in this offering.
We and the selling stockholders have agreed to indemnify the underwriters, and we have agreed to indemnify the selling stockholders, against certain liabilities, including liabilities under the Securities Act, relating to losses or claims resulting from material misstatements in or omissions from this prospectus supplement, the registration statement of which this prospectus supplement is a part, certain free writing prospectuses that may be used in the offering and in any marketing materials used in connection with this offering and to contribute to payments the underwriters may be required to make in respect of those liabilities.
Commissions and Discounts
The underwriters have advised us that they propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $     per share. After this offering, the public offering price, concession or any other term of this offering may be changed.
The following table shows the public offering price, underwriting discount and proceeds before expenses to the selling stockholders. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.
	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to the selling stockholders	$	$	$
No underwriting discount will be paid on any shares purchased by the Specified Purchasers.

The underwriting agreement provides that the obligation of the underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement is subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described above. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
The estimated total expenses of the offering to be incurred by us, exclusive of the underwriting discount, which is payable by the selling stockholders, are approximately $      . The Selling Stockholders have agreed to reimburse the underwriters for reasonable out-of-pocket accountable, bona fide expenses actually incurred in connection with the performance of the obligations of the Representative under the underwriting agreement (including, without limitation, up to $125,000 in reasonable and documented fees and disbursements of outside legal counsel to the underwriters if this offering is consummated), in each case to the extent permitted by FINRA regulations.
No Sales of Similar Securities
We have agreed with the underwriters, through and including the date that is 90 days after the date of this prospectus supplement and subject to specified exceptions, not to (i) offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities that are substantially similar to our common stock, including but not limited to any options or warrants to purchase shares of our common stock or any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, without the prior written consent of the Representative (other than (A) the issuance of options, warrants or other equity awards to acquire shares of common stock granted pursuant to our omnibus incentive plan and stock option plan that is described in this prospectus supplement, as such plan may be amended, (B) the issuance of shares of common stock upon the exercise or vesting of any such options, warrants or other equity awards to acquire shares of our common stock, (C) shares of common stock issued upon exercise of outstanding warrants, (D) the filing of one or more registration statements under the Securities Act on Form S-8 registering securities pursuant to our omnibus incentive plan and stock option plan) and (E) the issuance, offer or entry into an agreement providing for the issuance of up to 10% of the total number of shares of Common Stock outstanding immediately following the offering in acquisitions or other strategic transactions, provided that such recipients enter into a lock-up agreement with the Underwriters.
Our directors and executive officers and the selling stockholders have agreed with the underwriters, subject to specified exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive our common stock (including without limitation, our common stock which may be deemed to be beneficially owned in accordance with the rules and regulations of the SEC and the common stock which may be issued upon exercise of a stock option or warrant), whether now owned or hereafter acquired, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (i) or (ii) is to be settled by delivery of our common stock or such other securities, in cash or otherwise (iii) make any demand for, or exercise any right with respect to registration under the Securities Act of our common stock or any security convertible into or exercisable or exchangeable for our common stock, or (iv) publicly disclose the intention to do any of the foregoing. These restrictions will apply through and including the date that is 90 days after the date of the final prospectus supplement.

Listing
Our common stock is listed on the Nasdaq Global Market under the symbol “PMTS.”
Price Stabilization, Short Positions and Penalty Bids
Until the distribution of the shares is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing shares of our common stock. However, the underwriters may engage in transactions that stabilize the price of our common stock, such as bids or purchases to peg, fix or maintain that price.
In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising this option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through this option. “Naked” short sales are sales in excess of this option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of shares of our common stock made by the underwriters in the open market prior to the closing of this offering.
The Representative may also impose a penalty bid. This occurs when a particular underwriter is required to repay to the Representative a portion of the underwriting discount received by it because the Representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
Similar to other purchase transactions, the underwriters’ purchases to cover short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the Nasdaq Global Market, in the over-the-counter market or otherwise.
Neither we, the selling stockholders nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we, the selling stockholders nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Offer, Sale and Distribution of Shares
In connection with this offering, the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. The underwriters may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet websites maintained by the underwriters. The information on the websites of such underwriters is not part of this prospectus supplement.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates may engage in from time to time in the future certain investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, for which they have received and may continue to receive customary fees and commissions.
In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
European Economic Area
None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 (the “Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of shares of our common stock in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares of our common stock. Accordingly any person making or intending to make an offer in that Member State of shares of our common stock which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so in circumstances in which no obligation arises for CPI Card Group Inc., the selling stockholders or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. None of CPI Card Group Inc., the selling stockholders or the underwriters have authorized, nor do they authorize, the making of any offer of shares of our common stock in circumstances in which an obligation arises for CPI Card Group Inc., the selling stockholders or the underwriters to publish a prospectus for such offer.
In relation to each Member State of the European Economic Area (each a “Relevant State”), no shares of our common stock have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares of our common stock which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the shares of our common stock may be offered to the public in that Relevant State at any time:
(a)
to any legal entity which is a qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the Prospectus Regulation) subject to obtaining the prior consent of the Representative for any such offer; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares of our common stock shall require CPI Card Group Inc., the selling stockholders or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation.
For the purposes of this provision, the expression an ‘offer to the public’ in relation to the shares of our common stock in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock.
Each person in a Relevant State who receives any communication in respect of, or who acquires any shares of our common stock under, the offering contemplated hereby will be deemed to have represented, warranted and agreed to and with each of the underwriters and their affiliates and CPI Card Group Inc. that:

(a)
it is a “qualified investor” within the meaning provided in Article 2(e) of the Prospectus Regulation; and

(b)
in the case of any shares of our common stock acquired by it as a financial intermediary, as that term is used in Article 5 of the Prospectus Regulation, (i) the shares of our common stock acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant State other than qualified investors, as that term is defined in the Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the Prospectus Regulation and the prior consent of the Representative has been given to the offer or resale; or (ii) where the shares of our common stock have been acquired by it on behalf of persons in any Relevant State other than qualified investors, the offer of those shares of our common stock to it is not treated under the Prospectus Regulation as having been made to such persons.

CPI Card Group Inc., the underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements. Notwithstanding the above, a person who is not a qualified investor and who has notified the Representative of such fact in writing may, with the prior consent of the Representative, be permitted to acquire shares of our common stock in the offering.
United Kingdom
The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other materials in relation to the shares of our common stock offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “FPO”); or who fall within Article 49(2)(a) to (d) of the FPO; or who are any other persons to whom it may otherwise lawfully be made under the FPO (all such persons together being referred to as “Relevant Persons”). In the United Kingdom, the shares of our common stock offered hereby are only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related free writing prospectus relates will be engaged in only with, Relevant Persons. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement, the accompanying prospectus or any related free writing prospectus or any of their contents.
None of this prospectus supplement, the accompanying prospectus or any related free writing prospectus is a prospectus for the purposes of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (the “EUWA”) (the “UK Prospectus Regulation”). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of shares of our common stock in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of shares of our common stock. Accordingly any person making or intending to make an offer in the United Kingdom of shares of our common stock which are the subject of the offering contemplated in this prospectus supplement, the accompanying prospectus and any related free writing prospectus may only do so in circumstances in which no obligation arises for the CPI Card Group Inc., the selling stockholders or the underwriters to publish a prospectus pursuant to Section 85 of the FSMA in relation to such offer. None of CPI Card Group Inc., the selling stockholders or the underwriters have authorized, nor do they authorize, the making of any offer of shares of our common stock in circumstances in which an obligation arises for CPI Card Group Inc., the selling stockholders or the underwriters to publish a prospectus for such offer.
No shares of our common stock have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares of our common stock which has been approved by the Financial Conduct Authority, except that the shares of our common stock may be offered to the public in the United Kingdom at any time:
(a)
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the Representative for any such offer; or

(c)
in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the shares of our common stock shall require CPI Card Group Inc., the selling stockholders or any underwriter to publish a prospectus pursuant to Section 85 of the FSMA.
For the purposes of this provision, the expression an “offer to the public” in relation to the shares of our common stock in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our common stock.
Each person located in the United Kingdom to whom any offer of shares of our common stock is made or who receives any communication in respect of any offer of shares of our common stock, or who initially acquires any shares of our common stock will be deemed to have represented, warranted and agreed to and with the underwriter and their affiliates and CPI Card Group Inc. that:
(a)
it is a “qualified investor” within the meaning provided in Article 2(e) of the UK Prospectus Regulation; and

(b)
in the case of any shares of our common stock acquired by it as a financial intermediary, as that term is used in Article 5 of the UK Prospectus Regulation, (i) the shares of our common stock acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in the United Kingdom other than qualified investors, as that term is defined in the UK Prospectus Regulation, or have been acquired in other circumstances falling within the points (a) to (d) of Article 1(4) of the UK Prospectus Regulation and the prior consent of the Representative has been given to the offer or resale; or (ii) where the shares of our common stock have been acquired by it on behalf of persons in the United Kingdom other than qualified investors, the offer of those shares of our common stock to it is not treated under the UK Prospectus Regulation as having been made to such persons.

CPI Card Group Inc., the underwriters and their affiliates, and others will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements. Notwithstanding the above, a person who is not a qualified investor and who has notified the Representative of such fact in writing may, with the prior consent of the Representative, be permitted to acquire shares of our common stock in the offering.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the shares of our common stock may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to CPI Card Group Inc.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.
Canada
The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any

resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Japan
The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. Accordingly, the securities will not be offered or sold, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

LEGAL MATTERS
Certain legal matters relating to the validity of the shares offered hereby will be passed upon by Freshfields US LLP, New York, New York. The underwriters are being represented in connection with this offering by Akerman LLP, Miami, Florida. The selling stockholders are being represented by DLA Piper LLP (US), Seattle, Washington.
EXPERTS
The consolidated financial statements of CPI Card Group Inc. and subsidiaries as of December 31, 2025 and 2024 and for each of the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2025, have been incorporated by reference herein and in the registration statement, in reliance upon the report of KPMG LLP, independent registered public accounting firm (incorporated by reference herein), and upon the authority of said firm as experts in accounting and auditing.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
This prospectus supplement incorporates by reference information from documents we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement, and information we subsequently file with the SEC will automatically update and supersede that information. We incorporate by reference in two ways. First, we list below certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus supplement. Second, the information in documents that we file in the future will update and supersede the current information in, and be incorporated by reference into, this prospectus supplement. Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus supplement, to the extent that a statement contained in this prospectus supplement, or in any other subsequently filed document that also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. We incorporate by reference the documents listed below (each File No. 001-37584) which have been filed by us and any documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the initial filing of the registration statement of which this prospectus supplement forms a part until the offering of the shares covered by this prospectus supplement is completed (in each case, other than documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC):
•
our Annual Report on Form 10-K for the year ended December 31, 2025, filed on March 5, 2026;

•
our Definitive Proxy Statement on Schedule 14A filed on April 8, 2026 (only those parts incorporated in our Annual Report on Form 10-K for the year ended December 31, 2025);

•
our Quarterly Reports on Form 10-Q for the three months ended March 31, 2026 and the six months ended June 30, 2026, filed on May 5, 2026 and August 6, 2026, respectively;

•
our Current Reports on Form 8-K, filed on February 17, 2026, March 5, 2026 (other than the information furnished pursuant to Items 2.02 and 7.01 and Exhibits 99.1 and 99.2), May 26, 2026, July 1, 2026 (other than the information furnished pursuant to Item 7.01 and Exhibit 99.1), July 6, 2026 and August 26, 2026 (other than the information furnished pursuant to Item 7.01 and Exhibit 99.1); and

•
the description of our common stock in our Registration Statement on Form 8-A filed with the SEC on August 4, 2021, as amended by the description of our common stock contained in Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2025, including any amendments and reports filed for the purpose of updating such description.

You may obtain copies of the documents we incorporate by reference by contacting us as described below, or by accessing our or the SEC’s website, as described under “Where You Can Find More

Information.” Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into those documents, by requesting them in writing or by telephone at:
CPI Card Group Inc.
10368 West Centennial Road
Littleton, CO 80127
(720) 681-6304
Attention: Corporate Secretary
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s website address is www.sec.gov. In addition, our SEC filings are accessible on our corporate website at www.cpicardgroup.com on the “Investor Relations” page. The information contained on or that can be accessed through our website is not incorporated by reference in, and is not part of, this prospectus supplement, and you should not rely on any such information in connection with your investment decision.
Statements contained in this prospectus supplement about the provisions or contents of any contract, agreement or other document do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you in response to a written or oral request to us at the following address and telephone number:
CPI Card Group Inc.
10368 West Centennial Road
Littleton, CO 80127
(720) 681-6304
Attention: Corporate Secretary

PROSPECTUS
CPI Card Group Inc.
$150,000,000
COMMON STOCK

6,558,825 Shares
COMMON STOCK OFFERED BY SELLING STOCKHOLDERS

We may offer from time to time, in one or more offerings, up to $150 million of shares of our common stock.
This prospectus also relates to the disposition from time to time, in one or more offerings, of up to 6,558,825 shares of our common stock which are held by the selling stockholders named herein. We will not receive any proceeds from any sales of shares by the selling stockholders.
We or the selling stockholders may offer these shares in amounts, at prices and on terms determined at the time of offering. The specific plan of distribution for any shares to be offered will be provided in a supplement to this prospectus. If agents, underwriters or dealers are used to sell any shares, a prospectus supplement will name them and describe their compensation.
This prospectus may not be used to offer to sell any shares unless accompanied by a prospectus supplement. The prospectus supplement may add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with the documents incorporated by reference herein and therein, before you make an investment decision.
Our common stock is traded on the Nasdaq Global Market under the symbol “PMTS.” On September 13, 2021, the closing sale price of our common stock, as reported on the Nasdaq Global Market, was $36.88 per share.
Investing in shares of our common stock involves certain risks. See “Risk Factors” on page 1 of this prospectus and the “Risk Factors” section contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein to read about factors you should consider before investing in our shares.

Neither the Securities and Exchange Commission nor any state or other domestic or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 22, 2021

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. By using a shelf registration statement, we may sell shares of our common stock from time to time in one or more offerings and the selling stockholders may sell shares of our common stock from time to time in one or more offerings. Each time shares are offered, a supplement to this prospectus will be provided that contains information about the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement. Before purchasing any shares, you should read carefully both this prospectus and the applicable prospectus supplement, together with the documents incorporated or deemed incorporated by reference herein (as described below under the heading “Incorporation of Certain Information by Reference”) and therein, any free writing prospectus we may file with the SEC, and the additional information described below under the heading “Where You Can Find More Information.”
This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and our common stock, reference is made to the registration statement, including the exhibits thereto and the documents incorporated by reference therein. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract or other document is an exhibit to the registration statement, we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”
You should rely only on the information contained or incorporated by reference in this prospectus and in any applicable prospectus supplement and the other information to which we refer you. Neither we nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.
Unless the context requires otherwise or except as otherwise noted, as used in this prospectus the words “CPI,” “Company,” “we,” “us” and “our” refer to CPI Card Group Inc. and its consolidated subsidiaries. The term “selling stockholders” includes the successors-in-interest, donees, transferees or others who may later hold any such selling stockholder’s interests.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This prospectus and the documents incorporated by reference herein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “project,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “continue,” “committed” or other similar expressions are intended to identify forward-looking statements, which are not historical in nature. These forward-looking statements are based on our expectations and beliefs concerning future developments and their potential effect on us, and other information available at the time such statements are made. Such forward-looking statements, because they relate to future events, are by their very nature subject to many important risks and uncertainties that could cause actual results or other events to differ materially from those contemplated.
Factors that could cause actual results or other events to differ materially from those contemplated include the risks and uncertainties described under “Risk Factors” in our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and in our other reports filed from time to time with the SEC, which contain a discussion of various factors that may affect the Company’s business or financial results. Such risks and uncertainties, which in some instances are beyond the Company’s control, include:
•
the potential effects of COVID-19 on our business, including our supply chain, customer demand, workforce, operations and ability to comply with certain covenants related to our indebtedness;

•
a disruption or other failure in our supply chain or labor pool resulting in increased costs and inability to pass those costs on to our customers;

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our inability to recruit, retain and develop qualified personnel, including key personnel;

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our lack of eligibility to participate in government relief programs related to COVID-19 or inability to realize material benefits from such programs;

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our substantial indebtedness, including inability to make debt service payments or refinance such indebtedness;

•
the restrictive terms of our indebtedness and covenants of future agreements governing indebtedness and the resulting restraints on our ability to pursue our business strategies;

•
our limited ability to raise capital in the future;

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the effects of current or additional U.S. government tariffs as well as economic downturns or disruptions, including delays or interruptions in our ability to source raw materials and components used in our products;

•
system security risks, data protection breaches and cyber-attacks;

•
interruptions in our operations, including our information technology systems, or in the operations of the third parties that operate the data centers or computing infrastructure on which we rely;

•
our transition to being an accelerated filer and complying with Section 404 of the Sarbanes-Oxley Act of 2002 and the costs associated with such compliance and implementation of procedures thereunder;

•
failure to comply with regulations, customer contractual requirements and evolving industry standards regarding consumer privacy and data use and security;

•
disruptions in production at one or more of our facilities;

•
our failure to retain our existing customers or identify and attract new customers;

•
our inability to adequately protect our trade secrets and intellectual property rights from misappropriation, infringement claims brought against us and risks related to open source software;

•
defects in our software;

•
problems in production quality, materials and process;

•
a loss of market share or a decline in profitability resulting from competition;

ii

•
our inability to develop, introduce and commercialize new products;

•
new and developing technologies that make our existing technology solutions and products obsolete or less relevant or our failure to introduce new products and services in a timely manner;

•
costs and impacts to our financial results relating to the obligatory collection of sales tax and claims for uncollected sales tax in states that impose sales tax collection requirements on out-of-state businesses, as well as potential new U.S. tax legislation increasing the corporate income tax rate and challenges to our income tax positions;

•
failure to meet the continued listing standards of the Nasdaq Global Market;

•
a decrease in the value of our common stock, which may prevent investors or potential investors from investing or achieving a meaningful degree of liquidity;

•
quarterly variation in our operating results;

•
our inability to realize the full value of our long-lived assets;

•
our failure to operate our business in accordance with the Payment Card Industry Security Standards Council security standards or other industry standards;

•
a decline in U.S. and global market and economic conditions and resulting decreases in consumer and business spending;

•
costs relating to product defects and any related product liability and/or warranty claims;

•
our dependence on licensing arrangements;

•
risks associated with international operations;

•
non-compliance with, and changes in, laws in the United States and in foreign jurisdictions in which we operate and sell our products and services;

•
the effect of legal and regulatory proceedings;

•
our ability to comply with a wide variety of environmental, health and safety laws and regulations and the exposure to liability for any failure to comply;

•
risks associated with the majority stockholders’ ownership of our common stock;

•
the influence of securities analysts over the trading market for and price of our common stock;

•
our inability to sell, exit, reconfigure or consolidate businesses or facilities that no longer meet with our strategy;

•
potential conflicts of interest that may arise due to our board of directors being comprised in part of directors who are principals of our majority stockholders; and

•
certain provisions of our organizational documents and other contractual provisions that may delay or prevent a change in control and make it difficult for stockholders other than our majority stockholders to change the composition of our board of directors.

We caution and advise readers not to place undue reliance on forward-looking statements, which speak only as of the date such statements are made. These statements are based on assumptions that may not be realized and involve risks and uncertainties that could cause actual results or other events to differ materially from the expectations and beliefs contained herein. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

iii

CPI CARD GROUP INC.
We are a payment technology company and leading provider of comprehensive Financial Payment Card solutions in the United States. We define “Financial Payment Cards” as credit, debit and Prepaid Debit Cards issued on the networks of the “Payment Card Brands” (Visa, Mastercard®, American Express® and Discover® in the United States and Interac in Canada). We define “Prepaid Debit Cards” as debit cards issued on the networks of the Payment Card Brands, but not linked to a traditional bank account. We also offer an instant card issuance solution, which provides card issuing bank customers the ability to issue a personalized debit or credit card within the bank branch to individual cardholders. We have established a leading position in the Financial Payment Card market through more than 20 years of experience. We serve a diverse set of approximately 2,000 direct customers and several thousand indirect customers, including some of the largest issuers of debit and credit cards in the United States, and the largest Prepaid Debit Card program managers, as well as thousands of independent community banks, credit unions, “Group Service Providers” (organizations that assist small card issuers, such as credit unions, with managing their credit and debit card programs, including managing the Financial Payment Card issuance process, core banking operations and other financial services) and card processors.
We serve our customers through a network of high-security production and card services facilities in the United States, each of which is audited for compliance with the standards of the Payment Card Industry Security Standards Council (the “PCI Security Standards Council”) by one or more of the Payment Card Brands. Many of our customers require us to comply with PCI Security Standards Council requirements that relate to the provision of our products and services. Our leading network of high-security production facilities allows us to optimize our solutions offerings and to serve the needs of our diverse customer base.
CPI Card Group Inc. is a Delaware corporation. Our principal executive offices are located at 10368 West Centennial Road, Littleton, CO 80127, telephone (720) 681-6304.
RISK FACTORS
An investment in shares of our common stock involves certain risks. Before making an investment decision, you should carefully read and consider the information set forth under the heading “Risk Factors” in the applicable prospectus supplement and under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q (which information is incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in the applicable prospectus supplement. See “Where You Can Find More Information” elsewhere in this prospectus. Any one of the risks discussed could cause actual results to differ materially from expectations and could adversely affect our business, financial condition and results of operations. Additional risks and uncertainties not presently known to us or not identified may also materially and adversely affect our business, financial condition and results of operations. The market price of our shares could decline if one or more of these risks and uncertainties actually occurs, causing you to lose all or part of the money you paid to buy our shares.
USE OF PROCEEDS
Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of any shares of common stock offered by us for general corporate purposes, including for the repayment of indebtedness, working capital and capital expenditures. We may invest funds not required immediately for such purposes in short-term investment grade securities.
We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholders. We may, however, bear all or a portion of the expenses of the offering of common stock by the selling stockholders, except that the selling stockholders will pay any applicable underwriting fees, discounts or commissions and certain transfer taxes.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of certain terms of our capital stock. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Delaware General Corporation Law (“DGCL”) and our charter and bylaws as in effect at the time of any offering. Copies of our Third Amended and Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”), and our Amended and Restated By-laws (our “Bylaws”) are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” References in this section to “Company,” “we,” “us” and “our” refer only to CPI Card Group Inc.
Authorized Shares of Capital Stock
Our authorized capital stock consists of one hundred million (100,000,000) shares of common stock, $0.001 par value, and one hundred thousand (100,000) shares of preferred stock, $0.001 par value. As of September 9, 2021, there were 11,238,994 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.
Listing
Our common stock is traded on the Nasdaq Global Market under the symbol “PMTS.”
Voting Rights
Holders of our common stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors; provided, however, that holders of common stock will not be entitled to vote on any amendment to our Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon. Our common stock does not have cumulative voting rights.
Dividend Rights
Subject to any preferential dividend rights granted to the holders of any shares of our preferred stock that may at the time be outstanding, holders of our common stock are entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property as may be declared thereon from time to time by our board of directors out of assets or funds legally available for the payment of dividends.
Liquidation Rights
Subject to any preferential rights of outstanding shares of preferred stock, holders of our common stock are entitled to share pro rata, upon any liquidation, dissolution or winding up of the affairs of the Company, in all remaining net assets legally available for distribution to stockholders.
Other Rights and Preferences
Our common stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights. Special meetings of stockholders may be called by the Company’s Secretary at the request of stockholders holding a majority of the outstanding stock entitled to vote at the meeting. Holders of our common stock may also act by written consent, subject to certain provisions in the Seventh Article of our Certificate of Incorporation, as summarized below.
Certain Anti-Takeover Effects
Certain provisions of our Certificate of Incorporation and Bylaws may be deemed to have an anti-takeover effect, as follows:

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before meetings of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders or at a special meeting of stockholders and specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before meetings of stockholders or from making nominations for directors at meetings of stockholders if the proper procedures are not followed.
Additional Authorized Shares of Capital Stock. The additional shares of authorized common stock and preferred stock available for issuance under our Certificate of Incorporation could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.
Interested Stockholder Transactions. Pursuant to the Ninth Article of the Certificate of Incorporation, the Company may not engage in any Business Combination (as defined therein) with any Interested Stockholder (as defined therein) for a period of three years following the time that such stockholder became an Interested Stockholder, subject to the terms and exceptions set forth in the Certificate of Incorporation.
Issuance of Preferred Stock. Pursuant to our Certificate of Incorporation, the board of directors has authority to issue preferred stock from time to time and to fix and determine, by resolution, the par value, voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of preferred stock (or the entire class of preferred stock if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof.
Limitations on Stockholder Ability to Act by Written Consent and to Call Meetings. Pursuant to the Seventh Article of the Certificate of Incorporation, from and after the Trigger Date (defined as the first date on which the selling stockholders and their respective affiliates collectively cease to beneficially own (directly or indirectly) at least a majority of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors), any action required or permitted to be taken by the Company’s stockholders may be effected only at a duly called annual or special meeting of the Company’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied. After the Trigger Date, special meetings of the Company’s stockholders may be called only by or at the direction of the board of directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Company would have if there were no vacancies.
Choice of Forum
Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws or (iv) any action asserting a claim against the Company that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in any shares of the Company will be deemed to have notice of and to have consented to these provisions.
Amendments to the Certificate of Incorporation and Bylaws
Pursuant to the Tenth Article of the Certificate of Incorporation, prior to the Trigger Date, the Bylaws may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock, voting together as a single class. On and after the Trigger Date, the Bylaws may be adopted, amended, altered or repealed by (i) a vote of a majority of the total number of directors that the Company would have if there were no vacancies or (ii) in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding voting stock, voting together as a single class.

Our Certificate of Incorporation further provides that no provision of the Fifth, Sixth, Seventh, Ninth, Tenth or Eleventh Article of the Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless in addition to any other vote required by the Certificate of Incorporation or otherwise required by law, (i) prior to the Trigger Date, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of voting stock, voting together as a single class, and (ii) from and after the Trigger Date, such alteration, amendment, repeal or adoption is approved by, in addition to any other vote otherwise required by law, the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all outstanding shares of voting stock, voting together as a single class.
Transfer Agent and Registrar
EQ Shareowner Services is the transfer agent and registrar for our common stock.

SELLING STOCKHOLDERS
The selling stockholders named in this prospectus may offer to sell from time to time up to 6,558,825 shares of our common stock. In connection with our initial public offering, in October 2015 we and the selling stockholders entered into a registration rights agreement that provides the selling stockholders with customary demand and piggyback registration rights. We are including the shares of common stock held by the selling stockholders in this prospectus in connection with such registration rights agreement. Also in connection with our initial public offering, in October 2015 we and the selling stockholders entered into a director nomination agreement, pursuant to which the selling stockholders have the right to appoint or nominate for election to our board of directors, as applicable, such number of representatives that is proportional to their beneficial ownership of our common stock so long as they collectively own at least 5% of the total voting power of our common stock. Pursuant to that director nomination agreement, the selling stockholders have designated two members of our board of directors, Bradley Seaman and Nicholas Peters.
The following table provides the names of the selling stockholders, the number of shares of our common stock currently held by the selling stockholders, the maximum number of shares of our common stock that may be offered by the selling stockholders pursuant to this prospectus and the number of shares of our common stock that will be held by the selling stockholders after the offering, assuming all of the offered shares are sold. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares. The selling stockholders may also offer and sell less than the number of shares indicated. The selling stockholders are not making any representation that any shares covered by this prospectus will or will not be offered for sale.
The following table sets forth information with respect to our common stock known to us to be beneficially owned by the selling stockholders as of September 9, 2021. Information about the selling stockholders may change over time. As used in this prospectus, the term “selling stockholders” include the successors-in-interest, donees, transferees or others who may later hold any such selling stockholder’s interests.
Name of Selling Stockholder	Shares Owned Prior to the Offering		Maximum Number of Shares that May be Offered Pursuant to this Prospectus	Shares Owned After the Offering
	Number	%(1)		Number	%
Tricor Pacific Capital Partners (Fund IV), Limited Partnership(2)	4,124,368	36.7%	4,124,368	—	—
Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership(2)	2,434,457	21.7%	2,434,457	—	—

(1)
Based on 11,238,994 shares of our common stock outstanding as of September 9, 2021.

(2)
Based on a Schedule 13G filed jointly by Tricor Pacific Capital Partners (Fund IV), Limited Partnership (“TPCP”), Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership (“TPCP US,” and together with TPCP, the “Tricor Funds”), and Parallel49 Equity, ULC on February 12, 2016, as adjusted to give effect to the 1-for-5 reverse stock split we completed on December 20, 2017. Each of the Tricor Funds is managed by Parallel49 Equity, ULC, as the general partner. An investment committee of the Tricor Funds has the power to vote or dispose of the shares held by the Tricor Funds. The investment committee is comprised of Bradley Seaman, David Rowntree, J. Trevor Johnstone and Roderick Senft. Bradley Seaman and Nicholas Peters, each a member of our board of directors, also serves as an officer or member of the Tricor Funds and has an indirect pecuniary interest in the shares of common stock held by the Tricor Funds through their respective interests in the Tricor Funds. Each of Messrs. Seaman and Peters expressly disclaims any beneficial ownership of any shares of common stock held by the Tricor Funds.

PLAN OF DISTRIBUTION
We or the selling stockholders may sell the shares offered under this prospectus in one or more of the following ways (or in any combination) from time to time:
•
to or through underwriters;

•
through agents;

•
through brokers or dealers;

•
directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•
through a combination of such methods; or

•
through any other method permitted by applicable law.

A supplement to this prospectus will describe the particular terms of any offering of shares, including the following:
•
the names of any underwriters, agents, brokers or dealers or any selling stockholders;

•
the purchase price of the shares and the proceeds to be received from the sale;

•
any discounts or commissions and other items constituting underwriters’ or agents’ compensation;

•
any discounts or concessions allowed or reallowed or paid to dealers; and

•
any securities exchanges on which the shares may be listed.

If underwriters are used in the sale, such underwriters will acquire the shares for their own account. The underwriters may resell the shares in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices.
The shares may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the shares will be subject to certain conditions. The underwriters will be obligated to purchase all the shares offered if any of the shares are purchased.
We or the selling stockholders may sell the shares through agents or dealers designated by us or them. Any agent or dealer involved in the offer or sale of the shares for which this prospectus is delivered will be named, and any commissions payable to that agent or dealer by us or the selling stockholders will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment and any dealer will purchase the shares from us or the selling stockholders as principal and may resell those shares at varying prices to be determined by the dealer.
Underwriters, dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, dealer or agent, place orders online or through their financial advisors.
We or the selling stockholders also may sell the shares directly. In this case, no underwriters or agents would be involved.
Underwriters, dealers and agents that participate in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and any discounts, concessions, commissions or fees received by them from us or the selling stockholders and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts or commissions under the Securities Act.
We or the selling stockholders may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make, and to reimburse them for certain expenses.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.
In order to facilitate the offering of the shares, any underwriters or agents, as the case may be, involved in the offering of such shares may engage in transactions that stabilize, maintain or otherwise affect the price of our shares. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our shares for their own account. In addition, to cover overallotments or to stabilize the price of our shares, the underwriters or agents, as the case may be, may bid for, and purchase, such shares in the open market. Finally, in any offering of shares through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a dealer for distributing such shares in the offering if the syndicate repurchases previously distributed shares in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the shares above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
We or the selling stockholders may solicit offers to purchase the shares directly from, and we or it may sell such shares directly to, institutional investors or others. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our shares, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our common stock.
We or the selling stockholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our shares at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling stockholders pay for solicitation of these contracts.
We or the selling stockholders may enter into derivative transactions with third parties, or sell shares not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the parties may sell shares covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use shares pledged by us or the selling stockholders or borrowed from us, the selling stockholders or others to settle those sales or to close out any related open borrowings of shares, and may use shares received from us or the selling stockholders in settlement of those derivatives to close out any related open borrowings of shares. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement or a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we may otherwise loan or pledge shares to a financial institution or other third party that in turn may sell the shares short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our shares or in connection with a concurrent offering of other shares.
The underwriters, dealers and agents may engage in transactions with us or the selling stockholders, or perform services for us or the selling stockholders, in the ordinary course of business.

The selling stockholders may transfer shares of common stock in ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer. The selling stockholders may also sell any shares of common stock that qualify for sale pursuant to Rule 144 under the Securities Act.
LEGAL MATTERS
Certain legal matters relating to the validity of the shares offered hereby will be passed upon by Sidley Austin LLP, Chicago, Illinois. Certain legal matters will be passed upon for any dealers, agents or underwriters by counsel for such dealers, agents or underwriters identified in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of CPI Card Group Inc. and subsidiaries as of December 31, 2020 and 2019 and for each of the years in the two-year period ended December 31, 2020, have been incorporated by reference herein, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
This prospectus incorporates by reference information from documents we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and information we subsequently file with the SEC will automatically update and supersede that information. We incorporate by reference in two ways. First, we list below certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, the information in documents that we file in the future will update and supersede the current information in, and be incorporated by reference into, this prospectus. Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in this prospectus, or in any other subsequently filed document that also is incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below (each File No. 001-37584) which have been filed by us and any documents we subsequently file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the initial filing of the registration statement of which this prospectus forms a part until the offering of the shares covered by this prospectus is completed (in each case, other than documents, portions of documents or other information that is deemed to have been “furnished” and not “filed” with the SEC):
•
our Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 25, 2021;

•
our Definitive Proxy Statement on Schedule 14A filed on April 13, 2021 (only those parts incorporated in our Annual Report on Form 10-K for the year ended December 31, 2020);

•
our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, filed on May 11, 2021 and August 12, 2021, respectively;

•
our Current Reports on Form 8-K, filed on January 29, 2021, February 25, 2021 (Item 8.01 only), March 2, 2021, March 16, 2021, May 28, 2021, and August 6, 2021; and

•
the description of our common stock in our Registration Statement on Form 8-A filed with the SEC on August 4, 2021, including any amendments and reports filed for the purpose of updating such description.

You may obtain copies of the documents we incorporate by reference by contacting us as described below, or by accessing our or the SEC’s website, as described under “Where You Can Find More

Information.” Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into those documents, by requesting them in writing or by telephone at:
CPI Card Group Inc.
10368 West Centennial Road
Littleton, CO 80127
(720) 681-6304
Attention: Corporate Secretary
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us. The SEC’s website address is www.sec.gov. In addition, our SEC filings are accessible on our corporate website at www.cpicardgroup.com on the “Investor Relations” page. The information contained on or that can be accessed through our website is not incorporated by reference in, and is not part of, this prospectus, and you should not rely on any such information in connection with your investment decision.
Statements contained in this prospectus about the provisions or contents of any contract, agreement or other document do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you in response to a written or oral request to us at the following address and telephone number:
CPI Card Group Inc.
10368 West Centennial Road
Littleton, CO 80127
(720) 681-6304
Attention: Corporate Secretary

2,337,323 Shares
CPI Card Group Inc.
COMMON STOCK
PRELIMINARY PROSPECTUS SUPPLEMENT
Book-Running Managers
B. Riley Securities           D.A. Davidson & Co.
                 , 2026